Record 2017 and Fourth Quarter Results Announced by Reading International

Earnings Call Webcast to Discuss 2017 Fourth Quarter and Full Year Financial Results

Scheduled to Post to Corporate Website on

Tuesday, March 20, 2018

Culver City, California - (BUSINESS WIRE) March 16, 2018 – Reading International, Inc. (NASDAQ: RDI) today announced results for the fourth quarter and full year ended December 31, 2017.  The Company reported Basic Earnings per Share (“EPS”) of $0.32 and $1.35 for the fourth quarter and full year ended December 31, 2017, respectively, compared with $0.01 and $0.40 for the prior year’s periods.  Revenue, EBITDA, Net Income and Basic EPS for the full year 2017 represented all-time records for the Company. Our full year results were positively impacted by certain non-recurring items (specifically, the recognition of a gain on the sale of our land holdings in Burwood, Australia, and the receipt of certain insurance proceeds to compensate for earthquake related damages sustained by our Courtenay Central entertainment themed center (“ETC”) in Wellington, New Zealand), offset by certain non-recurring professional and litigation expenses.

Ellen Cotter, Chair, President and Chief Executive Officer, said, “We made important progress executing our three-year business strategy during the year and we are pleased to deliver strong fourth quarter and record 2017 results.  During the year, we strategically upgraded select cinemas, constructed a new state-of-the-art cinema in Australia, redeveloped existing income-producing properties, and added approximately 15,875 square feet of non-cinema net rentable area to our existing ETCs. We accomplished these objectives utilizing the proceeds from the sale of non-core assets while strengthening our balance sheet to reduce debt.”

Consolidated revenue for the fourth quarter of 2017, which was the highest fourth quarter revenue on record, increased by 6% (or $4.2 million) compared to the fourth quarter of 2016 mainly due to higher box office and food & beverage (“F&B”) revenue in Australia and New Zealand, and higher real estate revenue in the U.S. Our real estate segment posted increased revenues principally due to (i) the recognition in 2017 of non-recurring settlement proceeds from our 2016 arbitration against STOMP, and (ii) the receipt of Courtenay Central ETC rentals for the full fourth quarter which, due to the closure of that center as a result of the Wellington earthquake, were not received in 2016.   Our revenues from our cinema operations were also negatively impacted by our strategic cinema closures, which allowed us to accelerate our cinema renovation program which, we believe, will lead to stronger results in future periods as our renovated cinemas come on line.

Consolidated revenue for the full year of 2017 increased by 3% ($9.2 million) due to the following: higher admissions and increased F&B revenue in our Australian cinemas, and settlement proceeds relating to STOMP, offset by lower admissions in our U.S. and New Zealand cinemas due in part to industry-wide box office softening in 2017, the cinema closure resulting from the Wellington earthquake and our US cinema renovation program.

The following table summarizes the fourth quarter and full year results for 2017 and 2016:

					% Change
	Quarter Ended		Year Ended		Favorable / (Unfavorable)
(Dollars in millions, except EPS)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016	Q4 2017 vs. Q4 2016	2017 vs. 2016
Revenue	$71.7	$67.5	$279.7	$270.5	6%	3%
- US	38.7	39.4	143.8	143.1	(2)%	-%
- Australia	25.6	22.1	106.2	97.5	16%	9%
- New Zealand	7.4	6.0	29.7	29.9	23%	(1)%
Segment operating income(1)	$9.8	$10.0	$41.0	$42.4	(2)%	(3)%
Net income(2)	$7.5	$0.3	$31.0	$9.4	nm %	230%
EBITDA(1)	$8.1	$5.7	$57.5	$35.9	42%	60%
Adjusted EBITDA(1)	$11.0	$8.4	$52.2	$41.0	31%	27%
Basic EPS(2)	$0.32	$0.01	$1.35	$0.40	nm %	238%

“nm” – not meaningful for further analysis

(1) Aggregate segment operating income, earnings before interest expense (net of interest income), income tax expense, depreciation and amortization expense (“EBITDA”) and adjusted EBITDA are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2) Reflect amounts attributable to stockholders of Reading International, Inc., i.e. after deduction of noncontrolling interests.

2017 COMPANY HIGHLIGHTS

•	Operating Results: We achieved the following record results for 2017:
1.	Revenue of $279.7 million, up $ 9.2 million from the prior year;
2.	EBITDA of $57.5 million compared to $35.9 million in 2016;
3.	Net income of $31.0 million compared to $9.4 million in 2016; and
4.	Basic EPS of $1.35 per share compared to $0.40 per share in 2016.

•	Capex program: During 2017, we invested $76.7 million in capital improvements to our cinemas (which included the construction of a new state-of-the-art cinema in Australia) and real estate properties.

•

Cinema activities: During 2017, we installed luxury recliners in 43 auditoriums in the U.S. and converted four auditoriums to TITAN LUXE/TITAN XC.  In the U.S., we have increased the number of sites that offer beer, wine or spirits to 12 cinemas. At our Reading Cinemas in Murrieta, CA, our renovations include modifications to six of the auditoriums to accommodate our first dine-in concept. This dine-in concept branded “Spotlight” will launch in the first quarter of 2018.   In addition, we renovated and/or improved six of our cinemas in Australia and New Zealand and opened a new Reading Cinema at our Newmarket Village ETC. We executed agreements for the lease of two new Reading Cinemas in Australia.

•	Real estate activities:

▪

Union Square Redevelopment (New York, U.S.) – Construction is now more than 50% complete on this re-development project.  We anticipate that the project will be ready for tenant fit-out in the third quarter of this year.  Retail and office leasing interest is strong, and we are in discussions with a variety of quality tenants, including potential full building users.  During 2017, we invested $17.8 million in new capital, bringing our total investment in the project to $32.5 million (net of our $11.2 million book basis in the property on December 31, 2015). Our construction costs remain within budget parameters.

▪

Cinema 1,2,3 Redevelopment (New York, U.S.) –  In June 2017, we entered into an exclusive dealing and pre-development agreement with the contiguous landowners to jointly develop our properties located on 3rd Avenue, between 59th Street and 60th Streets in New York City, currently home to Cinemas 1,2,3 and Anassa Taverna. The parties have completed an initial feasibility study, analyzing various retail, entertainment and residential uses for the site, and we are working on the terms of a final agreement with our neighbor for the joint-development of the combined property.

▪

Newmarket Village Expansion (Brisbane, Australia) – In December 2017, we completed our Newmarket Village expansion and opened a new eight screen Reading Cinema with both a TITAN LUXE and a Gold Lounge offer and delivered approximately 10,150 square feet of new F&B retail space along with a further 124 parking spaces.  In 2017, we invested $26.1 million in capital improvements bringing our total investment in the project to $27.9 million (calculated net of our book investment in that property prior to commencement of the expansion project).

▪

Courtenay Central Redesign/Expansion/Temporary closure and related insurance settlement (Wellington, New Zealand) – In May 2017, we received our final insurance settlement of $20.0 million, taking us to the $25.0 million earthquake coverage sub-limit.  While no assurances can be given, we are currently investigating the possibility of further recovery under other insurance policies.  As a result of these insurance settlements, during the second quarter ended June 30, 2017, we recognized a gain of $10.7 million (NZ$14.8 million), $1.5 million (NZ$2.1 million) of which represented recovery on our lost business profits during the period of closure (November 2016 to March 2017).  While the earthquake has slowed our redevelopment activities, the demolition of the parking structure has opened additional expansion opportunities for our Courtenay Central ETC, which we are currently evaluating.

▪

Completion of Sale of Burwood Property (Melbourne, Victoria, Australia) –We completed the sale of our Burwood Property, receiving payments of $16.6 million (AU$21.8 million) in June and $28.1 million (AU$36.6 million) in December 2017.  We recorded the full gain on our original sale transaction of $9.4 million (AU$12.5 million) during the second quarter of 2017.

FOURTH QUARTER AND FULL YEAR 2017 SEGMENT RESULTS

The following table summarizes the fourth quarter and full year segment operating results for 2017 and 2016:

	Quarter Ended			Year Ended
			% Change			% Change
(Dollars in thousands)	December 31, 2017	December 31, 2016	Favorable/ (Unfavorable)	December 31, 2017	December 31, 2016	Favorable / (Unfavorable)
Segment revenue
Cinema
United States	$37,220	$38,545	(3)%	$139,078	$139,820	(1)%
Australia	23,322	20,085	16%	96,606	89,053	8%
New Zealand	6,860	5,713	20%	27,780	28,049	(1)%
Total	$67,402	$64,343	5%	$263,464	$256,922	3%
Real estate
United States	$1,516	$848	79%	$4,739	$3,271	45%
Australia	3,717	3,223	15%	14,945	13,334	12%
New Zealand	1,144	883	30%	4,160	4,310	(3)%
Total	$6,377	$4,954	29%	$23,844	$20,915	14%
Inter-segment elimination	(1,999)	(1,846)	(8)%	(7,574)	(7,364)	(3)%
Total segment revenue	$71,780	$67,451	6%	$279,734	$270,473	3%
Segment operating income (loss)
Cinema
United States	$2,417	$5,288	(54)%	$7,207	$12,351	(42)%
Australia	4,546	3,263	39%	21,358	18,101	18%
New Zealand	426	411	4%	4,405	5,046	(13)%
Total	$7,389	$8,962	(18)%	$32,970	$35,498	(7)%
Real estate
United States	$846	$391	116%	$1,196	$690	73%
Australia	1,076	1,076	--%	5,479	5,252	4%
New Zealand	489	(382)	228%	1,336	987	35%
Total	$2,411	$1,085	122%	$8,011	$6,929	16%
Total segment operating income (1)	$9,800	$10,047	(2)%	$40,981	$42,427	(3)%

    (1) Aggregate segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Cinema Exhibition

Fourth Quarter Results:

Cinema segment operating income decreased by 18%, or $1.6 million, to $7.4 million for the quarter ended December 31, 2017 compared to December 31, 2016.  This decrease came from the U.S. and was driven by lower attendance resulting in lower admission and F&B revenues, primarily resulting from  four of our stronger cinemas being closed for significant renovation that included the installation of recliner seats (in 43 screens) and conversion to TITAN LUXE (four auditoriums) during the fourth quarter..  Occupancy costs were also up in the U.S. due to increased rental expense at certain sites. This was partially offset by an increase in admissions and F&B revenue in Australia and New Zealand. During the fourth quarter:

•	Revenue in the United States decreased by 3%, or $1.3 million, due to a 7% decrease in attendance offset by a slight increase in average ticket prices (“ATP”);
•	Revenue in Australia increased by 16%, or $3.2 million, primarily due to a 9% increase in attendance and slight increase in ATP; and
•

Revenue in New Zealand increased by 20%, or $1.1 million, as a result of a 19% increase in attendance (due in principal part to the Q1 2017 re-opening of our Courtenay Central cinema) and a slight decrease in ATP.

The top three grossing films for the fourth quarter 2017 were “Star Wars: The Last Jedi”, “Thor: Ragnorok”, and “Justice League” representing approximately 32% of Reading’s worldwide admission revenues for the quarter.  The top three grossing films in the fourth quarter of 2016 for Reading’s worldwide cinema circuits were “Rogue One A Star Wars Story”, “Fantastic Beasts”, and “Moana”, which represented approximately 28% of Reading’s admission revenues for the fourth quarter of 2016.

Full Year Results:

Cinema segment operating income decreased by 7%, or $2.5 million, to $33.0 million for the full year ended December 31, 2017 compared to December 31, 2016 primarily driven by lower admissions due to weaker film product and cinema closures for significant renovations, partially offset by improved F&B revenues for our US and New Zealand operations.  Higher revenues from our Australia cinemas and favorable foreign currency movements in our foreign operations helped to offset lower revenues in the U.S. For 2017:

•	Revenue in the United States remained flat with a minimal decrease of 1%, or $742,000, due to the offsetting impact of a 6% decrease in attendance and a 5% increase in ATP.
•	Revenue in Australia increased by 8%, or $7.6 million, primarily due to a 7% increase in attendance, offset by a decrease in ATP; and
•	Revenue in New Zealand decreased by 1%, or $69,000, mainly due to the temporary closure of our Courtenay Central ETC (which re-opened in late March 2017).

The top three grossing films for the full year of 2017 were “Beauty and the Beast”, “Star Wars: The Last Jedi” and “Wonder Woman” representing approximately 11% of our worldwide admission revenues, compared to the top three grossing films a year ago: “Finding Dory”, “Deadpool”, and “Suicide Squad”, which represented approximately 10% of our admission revenues for the same period in 2016.

Real Estate

Fourth Quarter Results:

Real estate segment operating income increased by 122%, or $1.3 million, to $2.4 million for the fourth quarter of 2017 compared to the fourth quarter of 2016, primarily attributable to (i) the non-recurring STOMP settlement proceeds and (ii) the  receipt of property rentals for a full fourth quarter at Courtenay Central, which due to the Wellington earthquake were not received in 2016. These were offset by (i) increased operating expenses due to a reclassification of our Headquarters building as a rental asset, and (ii) increase in General & Administrative (G&A) expenses due to an expansion of our in-house real estate team in Australia and New Zealand.

Full Year Results:

Real estate segment operating income increased by 16%, or $1.1 million, to $8.0 million for the full year 2017 compared to the full year 2016, primarily attributable to the offsetting effects of:

•	The non-recurring STOMP settlement of which $1.8 million was recorded as operating revenues in 2017;
•

The non-recurring gain on business interruption insurance recoveries claim for the Courtenay Central ETC recognized during the 2nd quarter of 2017 ($688,000, but reduced by lost profits from having Courtenay Central ETC closed during the 1st Quarter of 2017), offset by; and

•

Increases in our operating expenses relating to the inclusion of our Corporate Headquarters in Culver City as a rental property (such amounts being previously accounted for as corporate G&A expense) and expansion of our real estate activities in Australia and New Zealand.

CONSOLIDATED AND NON-SEGMENT RESULTS

The fourth quarter and full year consolidated and non-segment results for 2017 and 2016 are summarized as follows:

	Quarter Ended			Year Ended
			% Change			% Change
(Dollars in thousands)	December 31, 2017	December 31, 2016	Favorable / (Unfavorable)	December 31, 2017	December 31, 2016	Favorable/ (Unfavorable)
Segment operating income	$9,800	$10,047	(2)%	$40,981	$42,427	(3)%
Non-segment income and expenses:
General and administrative expense	(6,016)	(7,028)	14%	(19,947)	(21,721)	8%
Interest expense, net	(884)	(1,592)	44%	(6,194)	(6,782)	9%
Casualty loss	--	(1,421)	100%	9,217	(1,421)	nm %
Gain on sale of assets	(57)	--	--%	9,360	393	nm %
Equity earnings of unconsolidated joint ventures	161	191	(16)%	815	999	(18)%
Other	(501)	(48)	nm %	115	(458)	125%
Total non-segment income and expenses	$(7,297)	$(9,898)	26%	$(6,634)	$(28,990)	77%
Income before income taxes	2,503	149	nm %	34,347	13,437	156%
Income tax benefit (expense)	4,954	202	nm %	(3,337)	(4,020)	17%
Net income	$7,457	$351	nm %	$31,010	$9,417	229%
Net (income)/loss attributable to noncontrolling interests	(77)	(2)	nm %	(11)	(14)	(21)%
Net income attributable to RDI common stockholders	$7,380	$349	nm %	$30,999	$9,403	230%

“nm” – not meaningful for further analysis

Fourth Quarter and Full Year Net Results

Net income attributable to RDI common stockholders for the quarter ended December 31, 2017 increased by $7.0 million, to $7.4 million and EPS increased by $0.31 to $0.32 from the prior-year quarter. Net income attributable to RDI common stockholders for the full year increased by $21.6 million to $31.0 million and  EPS increased by $0.95 to $1.35 from the prior-year period due principally to the following one-off real estate transactions during the second quarter: (i) recognition of gain from the sale of our Burwood Property, and (ii) receipt of non-recurring insurance proceeds with respect to losses sustained by us in the Wellington earthquake.  We were also assisted by the increase in Real Estate segment income by the receipt of non-recurring STOMP settlement proceeds.

Non-Segment General & Administrative Expenses

G&A expense for the quarter and full year ended December 31, 2017 compared to the same period of the prior year decreased by 14% ($1.0 million) and 8% ($1.8 million), respectively. This decrease primarily relates to a reduction in (i) professional services expenses primarily relating to non-recurring  items incurred in 2016 including additional expenses incurred in connection with the 2015 year-end audit ($960,000)) and (ii) expenses incurred in connection with the change in status of certain executives ($400,000),  a reduction in 2017 legal fees, and a reduction in occupancy costs due to the reclassification of our new Corporate Headquarters to an income producing asset. These were offset by additional costs incurred in our Australian and New Zealand corporate offices due to additional staff costs and the effects of foreign exchange movements.

Gain on Sale of Assets

The non-recurring $9.4 million capital gain recognized during the 2nd quarter of 2017 pertained to our full recognition of the transaction gain triggered by the additional payment from the buyer of our Burwood property in Australia. During the 1st quarter of 2016, we recognized a gain of $393,000 (NZ$585,000) relating to the final sale of our Taupo property in New Zealand.

Gain on Insurance Recoveries

During the 2nd quarter of 2017, we recognized a non-recurring $9.2 million gain from the final insurance settlement relating to the earthquake damage on our Courtenay Central parking structure (excluding business interruption insurance recoveries).

Income Tax Expense

Income tax benefit increased by $4.8 million for the quarter and income tax expense decreased by $683,000 for the full year ended December 31, 2017 compared to the equivalent prior-year period. The differences for the year were primarily due to benefits recognized as the result of the dissolution of a non-operating overseas subsidiary, partially offset by higher taxes on increased pre-tax income and the provisional unfavorable effect of the tax reform bill enacted in December 2017.

OTHER FINANCIAL INFORMATION

Balance Sheet and Liquidity

Total assets increased by $17.2 million, to $423.0 million at December 31, 2017, compared to $405.8 million at December 31, 2016, primarily driven by increases in our operating and investing properties relating to capital enhancements in our existing cinemas and capital expenditures relating to major real estate projects, primarily (i) the redevelopment of our Union Square property in New York, and (ii) the expansion of our Newmarket property in Brisbane, Australia.  Available cash resources generated from operations and the proceeds received from the disposal of our Burwood property funded these capital expenditures.

Cash and cash equivalents at December 31, 2017 were $13.7 million, including $9.1 million in the U.S., $2.9 million in Australia, and $1.7 million in New Zealand.  We manage our cash, investments and capital structure so we are able to meet short-term and long-term obligations for our business, while maintaining financial flexibility and liquidity.

As part of our operating cycle, we utilize cash collected from (i) our cinema business when selling tickets and food and beverage items, and (ii) rental income typically received in advance, to first reduce our long- term borrowings and realize savings on interest charges.  We then settle our operating expenses generally with a lag within traditional trade terms.  This generates a temporary working capital deficit.  We review the maturities of our borrowings and negotiate for renewals and extensions, as necessary for liquidity purposes.  We believe the cash flow generated from our operations coupled with the proceeds on property sales and our ability to renew loans when due will provide sufficient liquidity in the upcoming year.

The table below shows the changes in our working capital position and other relevant information addressing our liquidity as of and for the full year ended December 31 2017 and the preceding four years:

($ in thousands)	2017	2016	2015(2)	2014(2)	2013(3)
Net Cash from Operating Activities	$23,851	$30,188	$28,574	$28,343	$25,183
Total Resources (cash and borrowings)
Cash and cash equivalents (unrestricted)	$13,668	$19,017	$19,702	$50,248	$37,696
Unused borrowing facility	137,231	117,599	70,134	45,700	19,400
Restricted for capital projects(1)	62,280	62,024	10,263	--	--
Unrestricted capacity	74,951	55,575	59,871	45,700	19,400
Total resources at 12/31	150,899	136,616	89,836	95,948	57,096
Total unrestricted resources at 12/31	88,619	74,592	79,573	95,948	57,096
Debt-to-Equity Ratio
Total contractual facility	$271,732	$266,134	$207,075	$201,318	$187,860
Total debt (gross of deferred financing costs)	134,501	148,535	130,941	164,036	168,460
Current	8,109	567	15,000	38,104	75,538
Non-current	126,392	147,968	115,941	125,932	92,922
Total book equity	181,241	146,615	138,951	133,716	123,531
Debt-to-equity ratio	0.74	1.01	0.94	1.23	1.36
Changes in Working Capital
Working capital (deficit)(4)	$(46,971)	$6,655	$(35,581)	$(15,119)	$(75,067)
Current ratio	0.42	1.10	0.51	0.84	0.43
Capital Expenditures (including acquisitions)	$76,708	$49,166	$53,119	$14,914	$20,082

(1) This relates to the construction facilities specifically negotiated for: (i) Union Square redevelopment project, obtained in December 2016, and (ii) New Zealand construction projects, obtained in May 2015.

(2)  Certain 2015 balances included the restatement impact as a result of a change in accounting principle (see Notes to Consolidated Financial Statements--Note 2 – Summary of Significant Accounting Policies – Accounting Changes of our Form 10-K). No changes made, except for the Stockholders’ Equity balance as of 12/31/2014, as we were not required to present the restatement numbers as of December 31, 2014 for the Balance Sheet.

(3)  Year 2013 is not covered by the restatement as a result of a change in accounting principle.

(4)  Typically our working capital (deficit) is negative as we receive revenue from our cinema business ahead of the time that we have to pay our associated liabilities. We use the money we receive to pay down our borrowings in the first instance.

Below is a summary of the available credit facilities as of December 31, 2017:

	As of December 31, 2017
(Dollars in thousands)	Contractual Capacity	Capacity Used	Unused Capacity	Restricted for Capital Projects	Unrestricted Capacity
Bank of America Credit Facility (USA)	$55,000	$31,000	$24,000	$--	$24,000
Bank of America Line of Credit (USA)	5,000	--	5,000	--	5,000
Union Square Construction Financing (USA)	57,500	8,000	49,500	49,500	--
NAB Corporate Term Loan (AU) (1)	51,970	30,869	21,101	--	21,101
Westpac Corporate Credit Facility (NZ) (1)	37,630	--	37,630	12,780	24,850
	$207,100	$69,869	$137,231	$62,280	$74,951

(1) The borrowings are denominated in foreign currency.  The contractual capacity and capacity used were translated into U.S. dollars based on the applicable exchange rates as of December 31, 2017.

The $62.3 million representing borrowings restricted for capital projects is composed of the $49.5 million and $12.8 million (NZ$18.0 million) unused capacity for the Union Square development and Westpac construction funding for New Zealand operations, respectively.  The Minetta & Orpheum Theatres Loan will become due within one year.  Currently, we are negotiating with our lender to renew this borrowing on a long-term basis.

Our overall global operating strategy is to conduct business mostly on a self-funding basis (except for funds used to pay an appropriate share of our U.S. corporate overhead).  However, we may decide to move funds between jurisdictions where circumstances merit such action as part of our goal to minimize our cost of capital.

Non-GAAP Financial Measures

This earnings release presents aggregate segment operating income, and EBITDA, which are important financial measures for the Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of EPS, cash flows or net income as determined in accordance with US GAAP. Aggregate segment operating income and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Aggregate segment operating income – we evaluate the performance of our business segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors.  We believe that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s business separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. Refer to “Consolidated and Non-Segment Results” for a reconciliation of segment operating income to net income.

EBITDA – we present EBITDA as a supplemental measure of its performance, which is commonly used in our industry.  We define EBITDA as net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment of interest expense, depreciation, and amortization for discontinued operations, if any. EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP).  We have included EBITDA in this Earnings Release as we believe that it provides management and our investors with additional information necessary to properly measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe are appropriate adjustable items, described as follows:

•

Gain on insurance recoveries – this refers to the excess of insurance proceeds over our damaged property’s book value and related demolition costs. We excluded the portion allocated to the recoupment of lost business income.  We have considered this to be an appropriate adjustment for purposes of determining Adjusted EBITDA in accordance with the 2-year SEC requirement for determining an item as non-recurring, infrequent or unusual in nature.

•

Legal expenses relating to the Derivative litigation, the James J. Cotter, Jr. employment arbitration and other Cotter litigation matters – while we started to incur expenses in relation to these legal matters in 2015, we believe that the majority of these costs were thrust upon the Company as it became necessary to defend the Company’s position in the Derivative litigation and related matters, to resolve Mr. Cotter, Jr.’s claims relating to his termination, and to protect our Company’s interests, and that of our shareholders in light of Mr. Cotter, Jr.’s efforts to effect a change of control of our Company. For this reason, these costs should also be treated as non-recurring in nature and accordingly, an adjustable item for purposes of determining our Adjusted EBITDA.

We have not made adjustments for any gains relating to property sales, including our realized gain on the Burwood property, in line with our overall business strategy that at any time, we may decide to dispose of any property when we believe that an asset has reached the highest value that we could reasonably achieve without investing substantial additional sums for land use planning, construction and marketing.

The reconciliation of EBITDA to net income is presented below:

	Quarter Ended		Year Ended
(Dollars in thousands)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income	$7,380	$349	$30,999	$9,403
Adjustments for:
Interest expense, net	884	1,592	6,194	6,782
Income tax (benefit) expense	(4,954)	(202)	3,337	4,020
Depreciation and amortization	4,818	3,923	16,942	15,689
EBITDA	$8,128	$5,662	$57,472	$35,894
Adjustments for:
Casualty loss (gain)	--	1,421	--	1,421
Insurance recovery	--	--	(9,217)	--
Legal expenses relating to the Derivative litigation, the James J. Cotter, Jr. employment arbitration and other Cotter litigation matters	2,843	1,333	3,958	3,651
Adjusted EBITDA	$10,971	$8,416	$52,213	$40,966

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on March 20, 2018, that will feature prepared remarks from Ellen Cotter, President & Chief Executive Officer; Dev Ghose, Executive Vice President & Chief Financial Officer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com on March 19, 2018 by 9:00 a.m. Pacific Time. The audio webcast can be accessed by visiting http://www.readingrdi.com/Presentations.

About Reading International, Inc.

Reading International Inc. (NASDAQ: RDI) is a leading entertainment and real estate company, engaging in the development, ownership and operation of multiplex cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

The family of Reading brands includes cinema brands Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and City Cinemas; live theaters operated by Liberty Theatres in the United States; and signature property developments, including Newmarket Village, Auburn Red Yard and Cannon Park in Australia, Courtenay Central in New Zealand and 44 Union Square in New York City.

Additional information about Reading can be obtained from the Company's website: http://www.readingrdi.com.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	with respect to our cinema operations:
o	the number and attractiveness to movie goers of the films released in future periods;
o	the amount of money spent by film distributors to promote their motion pictures;
o	the licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

the comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment;

o

the extent to which we encounter competition from other cinema exhibitors, from other sources of outside-the-home entertainment, and from inside-the-home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast and DVD rentals and sales, and online streaming;

o	the cost and impact of improvements to our cinemas, such as improve seating, enhanced food and beverage offerings and other improvements;
o	service disruption during theater improvements; and
o	the extent to and the efficiency with which we are able to integrate acquisitions of cinema circuits with our existing operations.

•	with respect to our real estate development and operation activities:
o	the rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	the extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	the availability and cost of labor and materials;
o	the ability to obtain all permits to construct improvements;
o	the ability to finance improvements;
o	the disruptions from construction;
o	the possibility of construction delays, work stoppage and material shortage;
o	competition for development sites and tenants;
o	environmental remediation issues;
o	the extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;
o	the ability to negotiate and execute joint venture opportunities and relationships; and
o	certain of our activities are in geologically active areas, creating a risk of damage and/or disruption of real estate and/or cinema businesses from earthquakes.
•

with respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o

expenses, management and Board distraction and other effects of the litigation efforts mounted by James Cotter, Jr. against the Company, including his efforts to cause a sale of voting control of the Company;

o	the relative values of the currency used in the countries in which we operate;
o	changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health-related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

o	our exposure to cyber-security risks, including misappropriation of customer information or other breaches of information security;
o	changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control, such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform, either when considered in isolation or when compared to other securities or investment opportunities.

In addition to the forward-looking factors set forth above, we encourage you to review Item 1A. “Risk Factors,” from our Company’s Annual Report on SEC Form 10-K for the Year Ended December 31, 2017.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-U.S. GAAP financial measures.”  In such case, a reconciliation of this information to our U.S. GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Dev Ghose, Executive Vice President & Chief Financial Officer

Andrzej Matyczynski, Executive Vice President for Global Operations

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except shares and per share data)

	Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2017	2016(1)	2017	2016(1)

Revenue
Cinema	$67,402	$64,343	$263,464	$256,922
Real estate	4,378	3,108	16,270	13,551
Total revenue	71,780	67,451	279,734	270,473
Costs and expenses
Cinema	(53,935)	(49,659)	(207,447)	(198,523)
Real estate	(2,179)	(2,416)	(9,437)	(9,044)
Depreciation and amortization	(4,818)	(3,923)	(16,942)	(15,689)
General and administrative	(7,216)	(8,534)	(25,347)	(26,906)
Total costs and expenses	(68,148)	(64,532)	(259,173)	(250,162)
Operating income	3,632	2,919	20,561	20,311
Interest expense, net	(884)	(1,592)	(6,194)	(6,782)
Gain on sale of assets	(57)	--	9,360	393
Gain on insurance recoveries	--	(1,421)	9,217	(1,421)
Other income (expense)	(349)	52	588	(63)
Income before income tax expense and equity earnings of unconsolidated joint ventures	2,342	(42)	33,532	12,438
Equity earnings of unconsolidated joint ventures	161	191	815	999
Income before income taxes	2,503	149	34,347	13,437
Income tax benefit (expense)	4,954	202	(3,337)	(4,020)
Net income	$7,457	$351	$31,010	$9,417
Less: net income (loss) attributable to noncontrolling interests	77	2	11	14
Net income attributable to Reading International, Inc. common shareholders	$7,380	$349	$30,999	$9,403
Basic earnings per share attributable to Reading International, Inc. shareholders	$0.32	$0.01	$1.35	$0.40
Diluted earnings per share attributable to Reading International, Inc. shareholders	$0.32	$0.01	$1.33	$0.40
Weighted average number of shares outstanding–basic	22,870,544	23,282,581	23,041,190	23,320,048
Weighted average number of shares outstanding–diluted	23,077,322	23,483,690	23,247,969	23,521,157

1 Certain prior period amounts have been reclassified to conform to the current period presentation.

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited; U.S. dollars in thousands, except share information)

	December 31,	December 31,
	2017	2016(1)
ASSETS
Current Assets:
Cash and cash equivalents	$13,668	$19,017
Receivables	13,050	8,772
Inventories	1,432	1,391
Prepaid and other current assets	5,325	5,787
Land held for sale	--	37,674
Total Current Assets	33,475	72,641
Operating properties, net	264,724	211,886
Investment and development properties, net	61,254	43,687
Investment in unconsolidated joint ventures	5,304	5,071
Goodwill	20,276	19,828
Intangible assets, net	8,542	10,037
Deferred tax assets, net	24,908	28,667
Other assets	4,543	13,949
Total Assets	$423,026	$405,766
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$34,359	$26,479
Film rent payable	13,511	10,528
Debt – current portion	8,109	567
Taxes payable	2,938	3,523
Deferred current revenue	9,850	10,758
Other current liabilities	11,679	14,131
Total Current Liabilities	80,446	65,986
Debt – long-term portion	94,862	115,707
Subordinated debt	27,554	27,340
Noncurrent tax liabilities	12,274	19,953
Other liabilities	26,649	30,165
Total Liabilities	$241,785	$259,151
Commitments and Contingencies
Stockholders’ Equity:
Class A non-voting common shares, par value $0.01, 100,000,000 shares authorized,
33,019,565 issued and 21,251,291 outstanding at December 31, 2017 and 32,856,267
issued and 21,497,717 outstanding at December 31, 2016	$231	$230
Class B voting common shares, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at December 31, 2017 and 2016	17	17
Nonvoting preferred shares, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at December 31, 2017 and 2016	--	--
Additional paid-in capital	145,898	144,569
Retained earnings	32,679	1,680
Treasury shares, at cost	(22,906)	(16,374)
Accumulated other comprehensive income	20,991	12,075
Total Reading International, Inc. ("RDI") Stockholders’ Equity	176,910	142,197
Noncontrolling Interests	4,331	4,418
Total Stockholders’ Equity	$181,241	$146,615
Total Liabilities and Stockholders’ Equity	$423,026	$405,766

1 Certain prior period amounts have been reclassified to conform to the current period presentation.